Exhibit 99.2

On December 21, 2009, Energy Recovery, Inc.  (“ERI”) completed the acquisition of Pump Engineering, LLC (“PEI”), a privately held New Boston, Michigan based company, for cash consideration of approximately $20.0 million and 1.0 million shares of ERI common stock.

The following unaudited pro forma condensed combined financial data was prepared using the purchase method of accounting and was based on the historical financial statements of ERI and PEI. The unaudited pro forma condensed combined balance sheet as of September 30, 2009 combines the historical ERI and PEI balance sheets as if the acquisition had closed on September 30, 2009. The unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 2009 and for the year ended December 31, 2008 combine the historical ERI and PEI statements of operations as if the acquisition had closed on January 1, 2008.

The unaudited pro forma condensed combined financial statements are presented for informational purposes only and are not intended to represent or be indicative of the results of the consolidated results of operations or financial position that would have been reported had the PEI acquisition been completed as of the dates presented, and should not be taken as representative of our future consolidated results of operations or financial condition. Preparation of the unaudited pro forma financial information for all periods presented required management to make certain judgments and estimates to determine the pro forma adjustments such as purchase accounting adjustments, which include, among others, fair value of inventory and fixed assets acquired and amortization charges from acquired intangible assets. The unaudited pro forma condensed combined financial statements do not reflect any cost savings and/or operating efficiencies that we may achieve with respect to the combined companies.

This unaudited pro forma condensed combined financial data should be read in conjunction with the historical financial statements and accompanying notes of PEI (contained elsewhere in this Form 8-K/A), and ERI’s historical financial statements and accompanying notes appearing in its historical periodic SEC filings including Forms 10-K and 10-Q.

Energy Recovery Inc
Unaudited Pro forma Condensed Combined Consolidated Balance Sheet
(in thousands)

	As of September 30, 2009
ASSETS	ERI	PEI	Pro forma Adjustments		Pro forma
Current assets
Cash and cash equivalents	$74,725	$734	$(20,000)	A	$55,459
Restricted cash	2,938	735	5,500	A	9,173
Accounts receivable, net of allowance for doubtful accounts	10,319	870			11,189
Unbilled receivables, current	6,315	-			6,315
Inventories	10,510	2,141	917	H	13,568
Deferred tax assets, net	1,950	-			1,950
Prepaid income taxes	749	-			749
Prepaid expenses and other current assets	1,515	159			1,674

Total current assets	109,021	4,639	(13,583)		100,077

Unbilled receivables, non-current	229	-			229
Restricted cash, non-current	2,588	-			2,588
Property and equipment, net	7,031	5,422	55	G	12,508
Intangible assets, net	309	90	10,810	C	11,209
Goodwill	-	-	11,476	D	11,476
Deferred tax assets, non-current, net	106	-			106
Other assets, non-current	52				52
					-
Total assets	$119,336	$10,151	$8,758		$138,245

LIABILITIES AND STOCKHOLDERS’ EQUITY					-
Current liabilities:					-
Accounts payable	$803	$435			$1,238
Accrued expenses and other current liabilities	4,778	1,348	300	B	6,426
Income taxes payable	38	-			38
Accrued warranty reserve	312	289			601
Deferred revenue	1,549	1,783			3,332
Current portion of long-term debt	128	269			397
Current portion of capital lease obligations	36	171			207

Total current liabilities	7,644	4,295	300		12,239
Long-term debt	245	1,596			1,841
Capital lease obligations, non-current	-	418			418
Other non-current liabilities	4	-	5,500	A	5,504

Total liabilities	7,893	6,309	5,800		20,002

Stockholders’ equity:
Common stock	50	-			50
Additional paid-in capital	100,749	-	7,100	A	107,849
Members' equity		4,271	(4,271)	F	-
Notes receivable from stockholders	(88)	-			(88)
Accumulated other comprehensive loss	(63)	-			(63)
Retained earnings (loss)	10,795	(429)	129	F, B	10,495

Total stockholders’ equity	111,443	3,842	2,958		118,243

Total liabilities and stockholders’ equity	$119,336	$10,151	$8,758		$138,245

Energy Recovery Inc
Unaudited Pro forma Condensed Combined Consolidated Statement of Operation
(in thousands, except per share amounts)

	For the nine months ended September 30, 2009

	ERI	PEI	Pro forma Adjustments		Pro forma

Net revenue	$31,280	$6,046	$-		$37,326
Cost of revenue	11,251	3,483	27	G, J	14,761
Gross profit	20,029	2,563	(27)		22,565
Operating expenses:					-
General and administrative	9,705	1,151	1,970	C, G, J	12,826
Sales and marketing	4,795	1,340	37	G, J	6,172
Research and development	2,409	440	43	G, J	2,892
Total operating expenses	16,909	2,931	2,050		21,890
Income (loss) from operations	3,120	(368)	(2,077)		675
Other income (expense):					-
Interest expense	(34)	(71)			(105)
Interest and other income	59	10			69
Income (loss) before provision for income taxes	3,145	(429)	(2,077)		639
Provision for income taxes	1,112	-	(977)	K	135
Net income (loss)	$2,033	$(429)	$(1,100)		$504

Earnings per share:
Basic	$0.04	-	-		$0.01
Diluted	$0.04	-	-		$0.01
Number of shares used in per share calculations:					-
Basic	50,120	-	1,000		51,120
Diluted	52,614	-	1,170		53,784

Energy Recovery, Inc
Unaudited Pro forma Condensed Combined Consolidated Statement of Operation
(in thousands, except per share amounts)

	For the year ended December 31, 2008

	ERI	PEI	Pro forma Adjustments		Pro forma

Net revenue	$52,119	$9,348	$-		$61,467
Cost of revenue	18,933	5,538	953	G, I, J	25,424
Gross profit	33,186	3,810	(953)		36,043
Operating expenses:					-
General and administrative	11,321	1,428	2,626	C, G, J	15,375
Sales and marketing	6,549	1,062	49	G, J	7,660
Research and development	2,415	369	58	G. J	2,842
Total operating expenses	20,285	2,859	2,733		25,877
Income (loss) from operations	12,901	951	(3,686)		10,166
Other income (expense):					-
Interest expense	(79)	(107)			(186)
Interest and other income	873	6			879
Income (loss) before provision for income taxes	13,695	850	(3,686)		10,859
Provision for income taxes	5,032	-	(1,106)	K	3,926
Net income (loss)	$8,663	$850	$(2,580)		$6,933

Earnings per share:
Basic	$0.19	-	-		$0.15
Diluted	$0.18	-	-		$0.14
Number of shares used in per share calculations:					-
Basic	44,848	-	1,000		45,848
Diluted	47,392	-	1,170		48,562

1. BASIS OF PRO FORMA PRESENTATION

The unaudited pro forma condensed combined financial data were prepared using the purchase method of accounting and was based on the historical financial statements of Energy Recovery, Inc. (“ERI”) and Pump Engineering, LLC (“PEI”) after giving effect to ERI’s acquisition of PEI on December 21, 2009. The unaudited pro forma condensed combined balance sheet as of September 30, 2009 combines the historical ERI and PEI balance sheets as if the acquisition had closed on September 30, 2009. The unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 2009 and for the year ended December 31, 2008 combine the historical ERI and PEI statements of operations as if the acquisition had closed on January 1, 2008.

We account for business combinations by allocating the purchase price of an acquired company to the net tangible assets and intangible assets acquired based upon their estimated fair values and have incorporated the allocations in the unaudited pro forma condensed combined financial statements.

The unaudited pro forma condensed combined financial statements are presented for informational purposes only and are not intended to represent or be indicative of the results of the consolidated results of operations or financial position that would have been reported had the PEI acquisition occurred as of the dates presented, and should not be taken as representative of our future consolidated results of operations or financial condition. Preparation of the unaudited pro forma financial information for all periods presented required us to make certain judgments and estimates to determine the pro forma adjustments such as purchase accounting adjustments, which include, among others, fair value of inventory and fixed assets acquired and amortization charges from acquired intangible assets. The unaudited pro forma condensed combined financial statements do not reflect any cost savings and/or operating efficiencies that we may achieve with respect to the combined companies.

2. PURCHASE PRICE ALLOCATION

On December 21, 2009, ERI completed the acquisition of PEI for cash consideration of approximately $20.0 million, one million shares of ERI common stock and assumed liabilities of $2.5 million.  The closing price of ERI stock at December 21, 2009 was $7.10 per share. The acquisition was accounted for under the purchase method of accounting.

The purchase consideration was allocated based on the estimated fair value of the tangible and identifiable intangible assets acquired and liabilities assumed from PEI. An allocation of the purchase price was made to major categories of assets and liabilities in the accompanying unaudited pro forma condensed combined financial statements based on management’s best estimates, assuming the acquisition of PEI had closed on September 30, 2009, using the fair value estimates from December 21, 2009. The excess of the purchase price over the estimated fair value of tangible and identifiable intangible assets acquired and liabilities assumed was allocated to goodwill.

Purchase Price Allocation

The allocation of the purchase price in the unaudited pro forma condensed combined balance sheet as of September 30, 2009 was prepared based on the results of a valuation of the assets acquired and liabilities assumed as of the December 21, 2009 closing date, as presented below (in thousands):

Net Tangible Assets	$7,178
Liabilities Assumed	(2,454)
Purchased Intangible assets	10,900
Goodwill	11,476
Total purchase price	$27,100

In performing our purchase price allocation, we considered, among other factors, our intention for future use of acquired assets, analyses of historical financial performance and estimates of future performance of PEI’s products. The fair values of intangible assets were calculated primarily using an income approach and estimates and assumptions provided by both PEI and ERI management. The rates utilized to discount net cash flows to their present values were based on a range of discount rates of 15% to 23%.  These discount rates were applied to the intangible assets to reflect the risk of the asset revenues derived from the respective intangible asset. The following table sets forth the components of intangible assets associated with the PEI acquisition (in thousands, except useful life):

	Preliminary	Useful Life
	Fair Value	Years

Developed Technology	$6,100	10

Non-compete agreements	1,310	2 - 5

Backlog	1,300	1

Trademarks	1,200	20

Customer relationships	990	5
	$10,900

Developed technology is comprised of products that have reached technological feasibility and are a part of PEI’s product lines.  Developed technology represents a series of awarded patents, filed patent applications and core architectures that are used in PEI’s products and forms a major part of the architecture of both current and planned future product releases.  Non-compete agreements and customer relationships represent the underlying relationships and agreements with PEI’s customers, employees and former owners.  Backlog represents pending orders received, but not fulfilled as of the acquisition date.  Lastly, trademarks represent products and services marketed under the Pump Engineering name that have a strong position in its niche market.

3. PRO FORMA ADJUSTMENTS

The following pro forma adjustments are included in our unaudited pro forma condensed combined financial statements:

(A) To record cash paid for PEI, transfer of cash to restricted cash for contingent escrow liability purposes and transfer of common shares to former owners of PEI.

(B) To accrue for estimated acquisition-related transaction costs.

(C) To record the difference between the historical amounts of PEI intangible assets and the fair values of PEI intangible assets acquired, as well as associated amortization expense

(D) To record goodwill related to the acquisition of PEI

(E) Note not utilized.

(F) To eliminate PEI membership equity and PEI retained loss.

(G) To record the difference between the historical amounts of PEI’s property and equipment, net of estimated fair values of the property acquired, as well as associated depreciation expense.

(H) To record the difference between the historical amounts of PEI’s inventory and estimated fair values of the inventory acquired.

(I) To record the amortization of the purchase accounting inventory step-up.

(J) To record associated options expense stemming from the initial grant of options to PEI employees upon merger.

(K) To record pro forma tax impact at the average estimated rates applicable to the jurisdictions in which the income (loss) was incurred.

4. PRO FORMA EARNINGS PER SHARE

The pro forma basic and diluted earnings per share amounts presented in our unaudited pro forma condensed combined statements of operations are based upon the weighted average number of our common shares outstanding and are adjusted for additional stock awards issued as new hire awards to the PEI employees who joined ERI.  The new hire PEI awards are assumed on an actual outstanding basis as if those awards had been issued at the acquisition date as of the beginning of each period presented without consideration for any subsequent award activity such as exercises and cancellations. We did not apply the treasury stock method for the PEI stock awards as the impact was immaterial to our weighted average common shares outstanding. Our acquisition of PEI did have a moderate impact to our basic weighted average common shares outstanding given that  one million shares were issued to the previous owners of PEI.  The common share issuance as well as the PEI new hire awards are reflected in the unaudited pro forma condensed combined statements of operations for the periods presented.